     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 2004.



                                                   REGISTRATION NOS. 333-112073,
                                                333-112073-01, AND 333-112073-02


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 ---------------

                                  METLIFE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                            13-4075851
 (STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                            METLIFE CAPITAL TRUST II
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                        (TO BE APPLIED FOR)
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                            METLIFE CAPITAL TRUST III
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                        (TO BE APPLIED FOR)
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                                 ---------------

                               ONE MADISON AVENUE
                          NEW YORK, NEW YORK 10010-3690
                                 (212) 578-2211
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                             JAMES L. LIPSCOMB, ESQ.
                  EXECUTIVE VICE-PRESIDENT AND GENERAL COUNSEL
                                  METLIFE, INC.
                               ONE MADISON AVENUE
                          NEW YORK, NEW YORK 10010-3690
                                 (212) 578-2211
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by the registrants.

                                   ----------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

         Pursuant to the provisions of Rule 429 under the Securities Act of 1933, the prospectus contained in this registration statement also relates to $43,750,000 of unsold securities covered by the registration statement on Form S-3 (Registration Nos. 333-61282, 333-61282-01 and 333-61282-02) of MetLife,
Inc., MetLife Capital Trust II and MetLife Capital Trust III which are being carried over to this registration statement. In the event that any of such previously registered securities are offered prior to the effective date of this registration statement, the amount of such securities will not be included in any prospectus hereunder. The amount of securities being registered pursuant to this registration statement, together with the remaining securities registered under Registration Nos. 333-61282, 333-61282-01 and 333-61282-02, represents the maximum amount of securities which are expected to be offered for sale.

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MARCH 4, 2004


PROSPECTUS

                                 $5,043,750,000

                                  METLIFE, INC.
  DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES, COMMON STOCK, WARRANTS,
                          PURCHASE CONTRACTS AND UNITS

                            METLIFE CAPITAL TRUST II
                            METLIFE CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
             FULLY AND UNCONDITIONALLY GUARANTEED BY METLIFE, INC.,
                              AS SET FORTH HEREIN

         MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

         THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

         MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

         MetLife, Inc.'s common stock is listed on the New York Stock Exchange under the trading symbol "MET". Unless otherwise stated in this prospectus or an accompanying prospectus supplement, none of these securities will be listed on a securities exchange, other than MetLife, Inc.'s common stock.

         None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


                The date of this prospectus is           , 2004

                                TABLE OF CONTENTS

                                                                PAGE
                                                                ----
About This Prospectus....................................        3
Where You Can Find More Information......................        3
Special Note Regarding Forward-Looking Statements........        4
MetLife, Inc.............................................        6
The Trusts...............................................        6
Use of Proceeds..........................................        8
Ratio of Earnings to Fixed Charges.......................        8
Description of Securities................................        8
Description of Debt Securities...........................        8
Description of Capital Stock.............................       17
Description of Depositary Shares.........................       22
Description of Warrants..................................       24
Description of Purchase Contracts........................       26
Description of Units.....................................       27
Description of Trust Preferred Securities................       27
Description of Guarantees................................       29
Plan of Distribution.....................................       32
Legal Opinions...........................................       33
Experts..................................................       33

                              ABOUT THIS PROSPECTUS

         Unless otherwise stated or the context otherwise requires, references in this prospectus to "MetLife," "we," "our," or "us" refer to MetLife, Inc., together with Metropolitan Life Insurance Company, and their respective direct and indirect subsidiaries, while references to "MetLife, Inc." refer only to the holding company on an unconsolidated basis. References in this prospectus to the "trusts" refer to MetLife Capital Trust II and MetLife Capital Trust III.

         This prospectus is part of a registration statement that MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III filed with the U.S. Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, MetLife, Inc. may, from time to time, sell any combination of debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts and units and MetLife Capital Trust II and MetLife Capital Trust III may, from time to time, sell trust preferred securities guaranteed by MetLife, Inc., as described in this prospectus, in one or more offerings up to a total dollar amount of $5,043,750,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities MetLife, Inc. and the trusts may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

         You should rely on the information contained or incorporated by reference in this prospectus. Neither MetLife, Inc. nor the trusts have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither MetLife, Inc. nor the trusts are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                       WHERE YOU CAN FIND MORE INFORMATION

         MetLife, Inc. files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MetLife, Inc. MetLife, Inc.'s common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

         The SEC allows "incorporation by reference" into this prospectus of information that MetLife, Inc. files with the SEC. This permits MetLife, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. Information furnished under Item 9 and Item 12 of MetLife, Inc.'s Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus. MetLife, Inc. incorporates by reference the following documents which have been filed with the SEC:

         - Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of shares of MetLife, Inc.'s common stock and Registration Statement on Form 8-A, dated March 31, 2000, relating to registration of MetLife, Inc.'s Series A Junior Participating Preferred Stock purchase rights;

         -    Annual Report on Form 10-K for the year ended December 31, 2002;

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and


         - Current Reports on Form 8-K filed January 14, 2003, February 3, 2003, February 10, 2003, February 19, 2003, November 17, 2003,
              November 21, 2003, November 24, 2003, December 8, 2003, December 15, 2003, February 19, 2004 and February 27, 2004.

         MetLife, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until MetLife, Inc., MetLife Capital Trust II and MetLife Capital Trust III file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

         MetLife, Inc. will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, MetLife, Inc., One Madison Avenue, New York, New York 10010-3690 by electronic mail (metir@metlife.com) or by telephone (212-578-2211). You may also obtain some of the documents incorporated by reference into this document at MetLife's website, www.metlife.com. You should be aware that all other information contained on MetLife's website is not a part of this document.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

         Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife's actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

         - changes in general economic conditions, including the performance of financial markets and interest rates;

         - heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

         -    unanticipated changes in industry trends;

         - MetLife, Inc.'s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends;

         - deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company;

         -    catastrophe losses;


         - adverse results or other consequences from litigation, arbitration or regulatory investigations;


         - regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

         - downgrades in our and our affiliates' claims paying ability, financial strength or credit ratings;

         -    changes in rating agency policies or practices;

         - discrepancies between actual claims experience and assumptions used in setting prices for our products and establishing the liabilities for our obligations for future policy benefits and claims;

         - discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations;

         - the effects of business disruption or economic contraction due to terrorism or other hostilities;

         - our ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption;

         - other risks and uncertainties described from time to time in MetLife, Inc.'s or the trusts' filings with the SEC;

         - the risk factors or uncertainties set forth herein or listed from time to time in prospectus supplements or any document incorporated by reference herein; and

         - other risks and uncertainties that have not been identified at this time.

Neither MetLife, Inc. nor the trusts undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. or the trusts later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures MetLife, Inc. or the trusts make on related subjects in reports to the SEC.

                                  METLIFE, INC.

         We are a leading provider of insurance and other financial services to a broad spectrum of individual and institutional customers. We offer life insurance, annuities, automobile and homeowners insurance and mutual funds to individuals, as well as group insurance, reinsurance, and retirement and savings products and services to corporations and other institutions. We serve approximately 12 million individuals in the United States and provide benefits to 37 million employees and family members through their plan sponsors.

        We distribute our products and services nationwide through multiple channels, with the primary distribution systems being our core career agency system, our general agency distribution systems, our regional sales forces, our dedicated sales forces, financial intermediaries, independent agents and product specialists. We operate in the international markets that we serve through subsidiaries and joint ventures. Our international segment focuses on the Asia/Pacific region and Latin America and currently has insurance operations in 10 countries serving approximately 8 million customers.

         MetLife, Inc. is incorporated under the laws of the State of Delaware. MetLife, Inc.'s principal executive offices are located at One Madison Avenue, New York, New York 10010-3690 and its telephone number is (212) 578-2211.

                                   THE TRUSTS

         MetLife Capital Trust II and MetLife Capital Trust III are statutory trusts formed on May 17, 2001 under Delaware law pursuant to declarations of trust between the trustees named therein and MetLife, Inc. and the filing of certificates of trust with the Secretary of State of the State of Delaware. MetLife, Inc., as sponsor of the trusts, and the trustees named in the declarations of trust will amend and restate the declarations of trust in their entirety substantially in the forms which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, as of or prior to the date the trusts issue any trust preferred securities. The declarations of trust will be qualified as indentures under the Trust Indenture Act of 1939.

         The trusts exist for the exclusive purposes of:

         - issuing preferred securities offered by this prospectus and common securities to MetLife, Inc.;

         - investing the gross proceeds of the preferred securities and common securities in related series of debt securities, which may be senior or subordinated, issued by MetLife, Inc.; and

         - engaging in only those other activities which are necessary, appropriate, convenient or incidental to the purposes set forth above.

         The payment of periodic cash distributions on the trust preferred securities and payments on liquidation and redemption with respect to the trust preferred securities, in each case to the extent the trusts have funds legally and immediately available, will be guaranteed by MetLife, Inc. to the extent set forth under "Description of Guarantees."

         MetLife, Inc. will own, directly or indirectly, all of the common securities of the trusts. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities of each trust will represent the remaining 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if MetLife, Inc. defaults on the related series of debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the trust preferred securities in priority of payment.

         The trusts each have a term of approximately 55 years, but may dissolve earlier as provided in their respective declarations of trust. The trusts' business and affairs will be conducted by the trustees appointed by MetLife, Inc., as the direct or indirect holder of all of the common securities. The holder of the common securities of each trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. However, the number of trustees shall be at least two, at least one of which shall be an administrative trustee. The duties and obligations of the trustees will be governed by the declaration of trust for each trust. A majority of the trustees of each trust will be persons who are employees or officers of or affiliated with MetLife, Inc. One trustee of each trust will be a financial institution which will be unaffiliated with MetLife, Inc. and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each trust will have its principal place of business or reside in the State of Delaware.

         The property trustee will hold title to the debt securities for the benefit of the holders of the trust securities and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debt securities. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from this property account.

         The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are provided in the declarations of trust of MetLife Capital Trust II and MetLife Capital Trust III, including any amendments thereto, the trust preferred securities, the Delaware Statutory Trust Act and the Trust Indenture Act.

         MetLife, Inc. will pay all fees and expenses related to the trusts and the offering of trust preferred securities. The principal offices of each trust is: c/o Chase Manhattan Bank USA, National Association, 500 Stanton Christiana Road, 3rd Floor/OPS4, Newark, Delaware 19713, Attention: Institutional Trust Services. The telephone number of each trust is: (302) 552-6279.

         For financial reporting purposes,

         -    the trusts will be treated as MetLife, Inc.'s subsidiaries; and

         - the accounts of the trusts will be included in MetLife, Inc.'s consolidated financial statements.

         The financial statements of the trusts will be consolidated in MetLife, Inc.'s consolidated financial statements, with the trust preferred securities shown on MetLife, Inc.'s consolidated balance sheets. The notes to MetLife, Inc.'s consolidated financial statements will disclose that the sole assets of the trusts will be the debt securities issued by MetLife, Inc. to the trusts. Distributions on the trust preferred securities will be reported as a charge to minority interest, which is included in Other Expenses in MetLife, Inc.'s consolidated statements of income, whether paid or accrued.

         Please read the prospectus supplement relating to the trust preferred securities for further information concerning the trusts and the trust preferred securities.

                                 USE OF PROCEEDS

         Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes. The trusts will use all of the proceeds they receive from the sale of trust preferred securities to purchase debt securities issued by MetLife, Inc.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our ratio of earnings to fixed charges.

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                            -----------------    --------------------------------
                                             2003       2002     2002   2001   2000   1999   1998
                                             ----       ----     ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges(1)....    1.78       1.59     1.54   1.15   1.34   1.33   1.61

--------------

(1) For purposes of this computation, earnings are defined as income from continuing operations before provision for income taxes excluding undistributed income and losses from equity method investments, minority interest and fixed charges. Fixed charges are the sum of interest and debt issue costs, interest credited to policyholder account balances, interest on bank deposits and an estimated interest component of rent expense. As of the date of this prospectus, there is no preferred stock outstanding and accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

                            DESCRIPTION OF SECURITIES

         This prospectus contains summary descriptions of the debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts and units that MetLife, Inc. may sell from time to time, and the trust preferred securities guaranteed by MetLife, Inc. that MetLife Capital Trust II and MetLife Capital Trust III may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

                         DESCRIPTION OF DEBT SECURITIES

         As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that MetLife, Inc. may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under the Senior Indenture dated as of November 9, 2001 between us and Bank One Trust Company, N.A. (predecessor to J.P. Morgan Trust Company, National Association) (the "Senior Indenture") and subordinated debt securities will be issued under a "Subordinated Indenture" to be entered into with J.P. Morgan Trust Company, National Association. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures".

         The Senior Indenture and form of Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

GENERAL

         The debt securities will be direct unsecured obligations of MetLife, Inc. The senior debt securities will rank equally with all of MetLife, Inc.'s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.'s present and future senior indebtedness.

         Because MetLife, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, including Metropolitan Life Insurance Company, upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent MetLife, Inc. may be recognized as a creditor of that subsidiary. Accordingly, MetLife, Inc.'s obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.'s insurance subsidiaries, and holders of debt securities should look only to MetLife, Inc.'s assets for payment thereunder.

         The Indentures do not limit the aggregate principal amount of debt securities that MetLife, Inc. may issue and provide that MetLife, Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. MetLife, Inc. may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

         Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

         - the title of debt securities and whether they are subordinated debt securities or senior debt securities;

         - any limit on the aggregate principal amount of the debt securities;

         - the price or prices at which MetLife, Inc. will sell the debt securities;

         -    the maturity date or dates of the debt securities;

         - the rate or rates of interest, if any, which may be fixed or variable, per annum at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

         - the date or dates from which any interest will accrue, the dates on which interest will be payable, or the method by which such date or dates will be determined;

         - the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

         - whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

         - the dates on which MetLife, Inc. will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

         - the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

         - if MetLife, Inc. possesses the option to do so, the periods within which and the prices at which MetLife, Inc. may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

         - MetLife, Inc.'s obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which MetLife, Inc. will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

         - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

         - the portion, or methods of determining the portion, of the principal amount of the debt securities which MetLife, Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

         - the currency, currencies or currency unit in which MetLife, Inc. will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars and the manner of determining the equivalent thereof in United States dollars;

         - provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

         - any deletions from, modifications of or additions to the Events of Default or MetLife, Inc.'s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

         - the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

         - whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

         - the terms, if any, upon which the holders may convert or exchange such debt securities into or for MetLife, Inc.'s common stock or other securities or property, including conversion price and conversion period;

         - whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

         - any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

         -    the depositary for global or certificated debt securities;

         -    any special tax implications of the debt securities;

         - any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

         - any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented.

         Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

         Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in fully registered form without coupons.

         Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

SUBORDINATION

         The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of MetLife, Inc.'s Senior Indebtedness.

         Under the Subordinated Indenture, "Senior Indebtedness" means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

         - the principal of (and premium, if any) and interest in respect of indebtedness of MetLife, Inc. for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by MetLife, Inc.;

         -    all capital lease obligations of MetLife, Inc.;

         - all obligations of MetLife, Inc. issued or assumed as the deferred purchase price of property, all conditional sale obligations of MetLife, Inc. and all obligations of MetLife, Inc. under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

         - all obligations of MetLife, Inc. for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

         - all obligations of MetLife, Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

         - all obligations of the types referred to above of other persons for the payment of which MetLife, Inc. is responsible or liable as obligor, guarantor or otherwise; and

         - all obligations of the types referred to above of other persons secured by any lien on any property or asset of MetLife, Inc. whether or not such obligation is assumed by MetLife, Inc.

         Senior Indebtedness does not include:

         - indebtedness or monetary obligations to trade creditors created or assumed by MetLife, Inc. in the ordinary course of business in connection with the obtaining of materials or services;

         - indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

         - any indebtedness of MetLife, Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with MetLife, Inc. that is a financing vehicle of MetLife, Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by MetLife, Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

         At September 30, 2003, Senior Indebtedness aggregated approximately $3.3 billion. In addition, in November 2003, MetLife, Inc. issued $700 million of Senior Notes. The amount of Senior Indebtedness which MetLife, Inc. may issue is subject to limitations imposed by its board of directors.

         Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

         Unless otherwise noted in the accompanying prospectus supplement, if MetLife, Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, MetLife, Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

         In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

    If any of the following events occurs, MetLife, Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

         - any dissolution or winding-up or liquidation or reorganization of MetLife, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

         - any general assignment by MetLife, Inc. for the benefit of creditors; or

         -    any other marshaling of MetLife, Inc.'s assets or liabilities.

         In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

         The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

         If debt securities are issued to a trust in connection with the issuance of trust preferred securities, such debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

RESTRICTIVE COVENANTS

         Unless an accompanying prospectus supplement states otherwise, the following restrictive covenants shall apply to each series of senior debt securities:

         Limitation on Liens. So long as any senior debt securities are outstanding, neither MetLife, Inc. nor any of its subsidiaries will create, assume, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of:

         -    Metropolitan Life Insurance Company;

         - any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

         - any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor.

However, this restriction will not apply if the debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

         Limitations on Dispositions of Stock of Certain Subsidiaries. So long as any senior debt securities are outstanding and subject to the provisions of the Senior Indenture regarding mergers, consolidations and sales of assets, neither MetLife, Inc. nor any of its subsidiaries will sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of:

         -    Metropolitan Life Insurance Company;

         - any successor to substantially all of the business of Metropolitan Life Insurance Company which is also a subsidiary of MetLife, Inc.; or

         - any corporation (other than MetLife, Inc.) having direct or indirect control of Metropolitan Life Insurance Company or any such successor;

         Except for, in each case:

         - a sale or other disposition of any of such stock to a wholly-owned subsidiary of MetLife, Inc. or of such subsidiary;

         - a sale or other disposition of all of such stock for at least fair value (as determined by MetLife, Inc.'s board of directors acting in good faith); or

         - a sale or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at MetLife, Inc.'s request or the request of any of MetLife, Inc.'s subsidiaries.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         MetLife, Inc. may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of MetLife, Inc., and (ii) no corporation may merge with or into or consolidate with MetLife, Inc. or, except for any direct or indirect wholly-owned subsidiary of MetLife, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to MetLife, Inc., unless:

         - MetLife, Inc. is the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than MetLife, Inc., has expressly assumed by supplemental indenture all the obligations of MetLife, Inc. under the debt securities, the Indentures, and any guarantees of preferred securities or common securities issued by the trusts;

         - immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing;

         - if at the time any preferred securities of the trusts are outstanding, such transaction is not prohibited under the applicable declaration of trust and the applicable preferred securities guarantee of each trust; and

         - MetLife, Inc. delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         Unless an accompanying prospectus supplement states otherwise, the following shall constitute "Events of Default" under the Indentures with respect to each series of debt securities:

         - MetLife, Inc.'s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

         - MetLife, Inc.'s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

         - MetLife, Inc.'s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after MetLife, Inc. receives notice of such failure;

         - certain defaults with respect to MetLife, Inc.'s debt which results in a principal amount in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (other than the debt securities or non-recourse debt);

         - certain events of bankruptcy, insolvency or reorganization of MetLife, Inc.; and

         - certain events of dissolution or winding-up of the trusts in the event that debt securities are issued to the trusts or a trustee of the trusts in connection with the issuance of securities by the trusts.

         If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

         Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

         The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

         The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

         No holder of a debt security of any series may institute any action against MetLife, Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and (iii) the trustee shall not have instituted such action within 60 days of such request.

         MetLife, Inc. is required to furnish annually to the trustee statements as to MetLife, Inc.'s compliance with all conditions and covenants under each Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         If indicated in the applicable prospectus supplement, MetLife, Inc. may discharge or defease its obligations under each Indenture as set forth below.

         MetLife, Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

         If indicated in the applicable prospectus supplement, MetLife, Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, MetLife, Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, MetLife, Inc. shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit, and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

         MetLife, Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

MODIFICATION AND WAIVER

         Under the Indentures, MetLife, Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. MetLife, Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

         - extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

         - reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

         - change the currency in which any debt security or any premium or interest is payable;

         - impair the right to enforce any payment on or with respect to any debt security;

         - adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

         - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

         - reduce the requirements contained in the Indentures for quorum or voting; or

         -    modify any of the above provisions.

         If debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive MetLife, Inc.'s compliance with certain covenants contained in the Indentures.

PAYMENT AND PAYING AGENTS

         Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

         Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as MetLife, Inc. may designate for such purpose from time to time. Notwithstanding the foregoing, at MetLife, Inc.'s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

         Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by MetLife, Inc. and located in the Borough of Manhattan, The City of New York, will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by MetLife, Inc. for the debt securities of a particular series will be named in the applicable prospectus supplement. MetLife, Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that MetLife, Inc. will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

         All moneys paid by MetLife, Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to MetLife, Inc. upon request, and the holder of such debt security thereafter may look only to MetLife, Inc. for payment thereof.

DENOMINATIONS, REGISTRATIONS AND TRANSFER

         Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company ("DTC"). In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

         A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

         - DTC notifies MetLife, Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

         - MetLife, Inc. determines, in its sole discretion, that the global security shall be exchangeable.

         If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by MetLife, Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

GOVERNING LAW

         The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

RELATIONSHIP WITH THE TRUSTEES

         The trustee under the Indentures is J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.). MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

CONVERSION OR EXCHANGE RIGHTS

         The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.'s option. These provisions may allow or require the number of shares of MetLife, Inc.'s common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

                          DESCRIPTION OF CAPITAL STOCK

         MetLife, Inc.'s authorized capital stock consists of:

         - 200,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus;

         - 10,000,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of which no shares were issued or outstanding as of the date of this prospectus; and

         - 3,000,000,000 shares of common stock, par value $0.01 per share, of which 757,186,137 shares, as well as the same number of rights to purchase shares of Series A Junior Participating Preferred Stock pursuant to the stockholder rights plan adopted by MetLife, Inc.'s board of directors on September 29, 1999, were outstanding as of December 31, 2003. See "-- Stockholder Rights Plan" for a description of the Series A Junior Participating Preferred Stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval.

COMMON STOCK

         Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors. The issuance of dividends will depend upon, among other factors deemed relevant by MetLife, Inc.'s board of directors, MetLife's financial condition, results of operations, cash requirements, future prospects and regulatory restrictions on the payment of dividends by Metropolitan Life Insurance Company and MetLife, Inc.'s other subsidiaries. There is no requirement or assurance that MetLife, Inc. will declare and pay any dividends. In addition, the indenture, as supplemented by a supplemental indenture, governing the terms of MetLife, Inc.'s 3.911% Debentures due May 15, 2005 prohibits the payment of dividends on common stock of MetLife, Inc. during a deferral of interest payments on such securities or an event of default under the indenture, as supplemented, or the related guarantee.

         Voting Rights. The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.

         Liquidation and Dissolution. In the event of MetLife, Inc.'s liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in MetLife, Inc.'s assets, if any, remaining after the payment of all of MetLife, Inc.'s liabilities and the liquidation preference of any outstanding class or series of preferred stock.

         Other Rights. The holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The holders of shares of MetLife, Inc.'s common stock are not required to make additional capital contributions.

         Transfer Agent and Registrar. The transfer agent and registrar for MetLife, Inc.'s common stock is Mellon Investor Services, successor to ChaseMellon Shareholder Services, L.L.C.

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

PREFERRED STOCK

         General. MetLife, Inc.'s board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders.

         MetLife, Inc. has authorized 10,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with its stockholder rights plan. See "-- Stockholder Rights Plan" for a description of the Series A Junior Participating Preferred Stock.

         Voting Rights. The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

         Conversion or Exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at MetLife, Inc.'s option. These provisions may allow or require the number of shares of MetLife, Inc.'s common stock or other securities to be received by the holders of preferred stock to be adjusted.

         Redemption. The preferred stock will be redeemable at the times and at the redemption prices set forth in the applicable prospectus supplement.

         Unless otherwise indicated in the applicable prospectus supplement, MetLife, Inc. may not purchase or redeem any of the outstanding shares or any series of preferred stock unless full cumulative dividends, if any, have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all of MetLife, Inc.'s matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

CERTAIN PROVISIONS IN METLIFE, INC.'S CERTIFICATE OF INCORPORATION AND BY-LAWS AND IN DELAWARE AND NEW YORK LAW

         A number of provisions of MetLife, Inc.'s certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of MetLife, Inc.'s certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by MetLife, Inc.'s board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an anti-takeover effect. The following description of selected provisions of MetLife, Inc.'s certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to MetLife, Inc.'s certificate of incorporation and by-laws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of those laws.

CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

         Pursuant to MetLife, Inc.'s certificate of incorporation, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of MetLife, Inc.'s board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. MetLife, Inc.'s certificate of incorporation also provides that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of MetLife, Inc.'s board of directors that would effect a change of control.

         EXERCISE OF DUTIES BY BOARD OF DIRECTORS

         MetLife, Inc.'s certificate of incorporation provides that while the MetLife Policyholder Trust is in existence, each MetLife, Inc. director is required, in exercising his or her duties as a director, to take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.

         RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON METLIFE, INC.'S BOARD OF DIRECTORS

         Pursuant to MetLife, Inc.'s by-laws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

         ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

         MetLife, Inc.'s by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, the president or a director who also is an officer, may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.

         LIMITATIONS ON DIRECTOR LIABILITY

         MetLife, Inc.'s certificate of incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, directors will not be held liable to MetLife, Inc. or its stockholders for an act or omission in their capacity as a director, except for liability as a result of:

         - a breach of the duty of loyalty to MetLife, Inc. or its stockholders;

         - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         - payment of an improper dividend or improper repurchase of MetLife, Inc.'s stock under Section 174 of the Delaware General Corporation Law; or

         - actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of MetLife, Inc. unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. MetLife, Inc.'s certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited MetLife, Inc. and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

         MetLife, Inc.'s by-laws also provide that MetLife, Inc. indemnify its directors and officers to the fullest extent permitted by Delaware law. MetLife, Inc. is required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with MetLife, Inc. or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at MetLife, Inc.'s request, subject to certain conditions, and to advance funds to MetLife, Inc.'s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of MetLife, Inc. and with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

         SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

         Some of the provisions of MetLife, Inc.'s certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. MetLife, Inc.'s by-laws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an anti-takeover effect.

         BUSINESS COMBINATION STATUTE

         In addition, as a Delaware corporation, MetLife, Inc. is subject to
Section 203 of the Delaware General Corporation Law, unless it elects in its certificate of incorporation not to be governed by the provisions of Section
203. MetLife, Inc. has not made that election. Section 203 can affect the ability of an "interested stockholder" of MetLife, Inc. to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of MetLife, Inc. for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to include any person owning, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The provisions of
Section 203 are not applicable in some circumstances, including those in which
(1) the business combination or transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder" or (2) the "interested stockholder," upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

         RESTRICTIONS ON ACQUISITIONS OF SECURITIES

         Section 7312 of the New York Insurance Law provides that, for a period of five years after completion of the distribution of consideration pursuant to the plan of reorganization, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of, a security) of 5% or more of any class of voting security (which term includes MetLife, Inc.'s common stock) of MetLife, Inc. without the prior approval of the New York Superintendent of Insurance. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

         The insurance laws and regulations of New York, the jurisdiction in which MetLife, Inc.'s principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving MetLife, Inc. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of MetLife, Inc., and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of MetLife, Inc.'s outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of MetLife, Inc.'s common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over MetLife, Inc.'s management or policies. Therefore, any person seeking to acquire a controlling interest in MetLife, Inc. would face regulatory obstacles which may delay, deter or prevent an acquisition.

         The insurance holding company law and other insurance laws of many states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies such as MetLife, Inc.

         STOCKHOLDER RIGHTS PLAN

         MetLife, Inc.'s board of directors has adopted a stockholder rights plan under which each outstanding share of MetLife, Inc.'s common stock issued between April 4, 2000 and the earlier of the distribution date (as described below) and the expiration of the rights (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of MetLife, Inc.'s Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of MetLife, Inc.'s common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement entered into between MetLife, Inc. and Mellon Investor Services, successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. Although the material provisions of the rights agreement have been accurately summarized, the statements below concerning the rights agreement are not necessarily complete and in each instance reference is made to the rights agreement itself, which is incorporated by reference into this prospectus in its entirety. Each statement is qualified in its entirety by such reference.

         Stockholder rights are not exercisable until the distribution date and will expire at the close of business on April 4, 2010, unless earlier redeemed or exchanged by MetLife, Inc. A distribution date would occur upon the earlier of:

         - the tenth day after the first public announcement or communication to MetLife, Inc. that a person or group of affiliated or associated persons (referred to as an "acquiring person") has acquired beneficial ownership of 10% or more of MetLife, Inc.'s outstanding common stock (the date of such announcement or communication is referred to as the "stock acquisition time"); or

         - the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of MetLife, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

         If at any time after a public announcement has been made or MetLife, Inc. has received notice that a person has become an acquiring person, (1) MetLife, Inc. is acquired in a merger or other business combination, or (2) 50% or more of MetLife, Inc.'s and its subsidiaries' assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

         The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

         At any time until the earlier of (1) the stock acquisition time, or (2) the final expiration date of the rights agreement, MetLife, Inc. may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition of beneficial ownership by such person of 50% or more of the outstanding shares of MetLife, Inc.'s common stock, MetLife, Inc. may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right.

         The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of its board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer MetLife, Inc.'s stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of MetLife, Inc.'s stockholders.

         METLIFE POLICYHOLDER TRUST

         Under the plan of reorganization, MetLife established the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders. A total of 494,466,664 shares of common stock were distributed to the MetLife Policyholder Trust on the effective date of the plan of reorganization. As of December 31, 2003, the trust held 362,463,884 shares of MetLife, Inc.'s common stock. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

         The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by MetLife, Inc.'s board of directors to its stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, MetLife, Inc.'s board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of MetLife, Inc.'s common stock.

         If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:

         - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of MetLife, Inc.'s board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

         - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of MetLife, Inc.'s stockholders under applicable Delaware law;

         - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property; and

         - any proposal requiring MetLife, Inc.'s board of directors to amend or redeem the rights under the stockholder rights plan, other than a proposal with respect to which MetLife, Inc. has received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

                        DESCRIPTION OF DEPOSITARY SHARES

         The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

         The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

GENERAL

         MetLife, Inc. may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. MetLife, Inc. may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

         MetLife, Inc. will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between MetLife, Inc. and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

INTEREST, DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

REDEMPTION OF DEPOSITARY SHARES

         If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever MetLife, Inc. redeems debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

EXERCISE OF RIGHTS UNDER THE INDENTURES OR VOTING THE COMMON STOCK OR PREFERRED STOCK

         Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. MetLife, Inc. will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         MetLife, Inc. and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

         The deposit agreement will terminate if:

         -        all outstanding depositary shares have been redeemed;

         - if applicable, the debt securities and the preferred stock represented by depository shares have been converted into or exchanged for common stock; or

         - there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of MetLife, Inc., and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering to MetLife, Inc. notice of its election to do so. MetLife, Inc. also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. MetLife, Inc. must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

CHARGES OF DEPOSITARY

         MetLife, Inc. will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. MetLife, Inc. will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

MISCELLANEOUS

         The depositary will forward all reports and communications from MetLife, Inc. which are delivered to the depositary and which MetLife, Inc. is required or otherwise determines to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither MetLife, Inc. nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither MetLife, Inc. nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. MetLife, Inc. and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which MetLife, Inc. and the depositary believe to be genuine.

                             DESCRIPTION OF WARRANTS

GENERAL

         MetLife, Inc. may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. MetLife, Inc. will issue each series of warrants under a separate warrant agreement to be entered into between MetLife, Inc. and a warrant agent. The warrant agent will act solely as MetLife, Inc.'s agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

         The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

         The applicable prospectus supplement will describe the terms of any warrants that MetLife, Inc. may offer, including the following:

         -        the title of the warrants;

         -        the total number of warrants;

         -        the price or prices at which the warrants will be issued;

         - the currency or currencies investors may use to pay for the warrants;

         - the designation and terms of the underlying securities purchasable upon exercise of the warrants;

         - the price at which and the currency, currencies, or currency units in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

         - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

         - whether the warrants will be issued in registered form or bearer form;

         -        information with respect to book-entry procedures, if any;

         - if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

         - if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

         - if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

         - if applicable, a discussion of material United States federal income tax considerations;

         -        the identity of the warrant agent;

         - the procedures and conditions relating to the exercise of the warrants; and

         - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

         Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for other securities described in this prospectus will not have any rights of holders of such securities purchasable upon such exercise.

EXERCISE OF WARRANTS

         A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

         Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, MetLife, Inc. will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate is exercised, a new warrant certificate will be issued for the remaining warrants.

ENFORCEABILITY OF RIGHTS; GOVERNING LAW

         The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against MetLife, Inc. to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

                        DESCRIPTION OF PURCHASE CONTRACTS

         As may be specified in a prospectus supplement, MetLife, Inc. may issue purchase contracts obligating holders to purchase from MetLife, Inc., and MetLife, Inc. to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The purchase contracts may require MetLife, Inc. to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

         The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

         - The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

         - The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

         - The events, if any, that will cause MetLife, Inc.'s obligations and the obligations of the holder under the purchase contract to terminate.

         - The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that MetLife, Inc. or a trust will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

         - Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

         - The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement.

         - The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to MetLife, Inc. or be distributed to the holder.

         - The amount of the contract fee, if any, that may be payable by MetLife, Inc. to the holder or by the holder to MetLife, Inc., the date or dates on which the contract fee will be payable and the extent to which MetLife, Inc. or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

         The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

                              DESCRIPTION OF UNITS

         As specified in the applicable prospectus supplement, MetLife, Inc. may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

         - the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

         - a description of the terms of any unit agreement governing the units;

         - a description of the provisions for the payment, settlement, transfer or exchange of the units; and

         - whether the units will be issued in fully registered or global form.

         The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the applicable agreements, forms of which have been filed as exhibits to the registration statement on which this prospectus forms a part.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

         The following outlines some of the general terms and provisions of the trust preferred securities. Further terms of the trust preferred securities and the amended and restated declarations of trust will be stated in the applicable prospectus supplement. The prospectus supplement will also indicate whether the general terms described in this section apply to that particular series of trust preferred securities. The following description and any description of the trust preferred securities and amended and restated declarations of trust in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the amended and restated declarations of trust, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

GENERAL

         Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement. The declaration of trust of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities of the trust. The trusts will use all of the proceeds they receive from the sale of trust preferred securities and common securities to purchase debt securities issued by MetLife, Inc. The debt securities will be held in trust by the trust's property trustee for the benefit of the holders of the trust preferred securities and common securities.

         The trust preferred securities of each trust will have such terms as are set forth in the trust's declaration of trust, including as relates to distributions, redemption, voting, liquidation rights and the other preferred, deferral and special rights and restrictions. A prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         -        the distinctive designation of the trust preferred securities;

         -        the number of trust preferred securities issued by the trust;

         - the annual distribution rate, or method of determining such rate, for trust preferred securities of the trust;

         -        the date or dates on which distributions will be payable;

         - whether distributions on the trust preferred securities will be cumulative;

         - if the trust preferred securities have cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the trust preferred securities will be cumulative;

         - the amount or amounts that will be paid out of the assets of the trust to the holders of the trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

         - the obligation, if any, of the trust to purchase or redeem the trust preferred securities;

         - if the trust is to purchase or redeem the trust preferred securities:

                  - the price or prices at which the trust preferred securities will be purchased or redeemed in whole or in part;

                  - the period or periods within which the trust preferred securities will be purchased or redeemed, in whole or in part; and

                  - the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part;

         - the voting rights, if any, of the trust preferred securities in addition to those required by law, including:

                  -        the number of votes per trust preferred security; and

                  - any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust's declaration of trust;

         - the rights, if any, to defer distributions on the trust preferred securities by extending the interest payment period on the related debt securities;

         - the terms upon which the debt securities may be distributed to holders of trust preferred securities;

         - if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

         - any other relative rights, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the trust's declaration of trust or applicable law.

         All trust preferred securities offered will be guaranteed by MetLife, Inc. to the extent set forth under "Description of Guarantees." Any material United States federal income tax considerations applicable to an offering of trust preferred securities will be described in the applicable prospectus supplement.

         In connection with the issuance of preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the common securities issued by the trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank equally, and payments will be made thereon pro rata, with the preferred securities. However, upon an event of default under the declaration of trust, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote, and appoint, remove or replace any of the trustees of a trust. MetLife, Inc. will own, directly or indirectly, all of the common securities of each trust.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

         If an event of default occurs, and is continuing, under the declaration of trust of MetLife Capital Trust II or MetLife Capital Trust III, the holders of the preferred securities of that trust would typically rely on the property trustee to enforce its rights as a holder of the related debt securities against MetLife, Inc. Additionally, those who together hold a majority of the liquidation amount of the trust's preferred securities will have the right to:

         - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

         - direct the exercise of any trust or power that the property trustee holds under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of MetLife, Inc.'s debt securities.

If the property trustee fails to enforce its rights under the applicable series of debt securities, to the fullest extent permitted by law, a holder of trust preferred securities of such trust may institute a legal proceeding directly against MetLife, Inc. to enforce the property trustee's rights under the applicable series of debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

         Notwithstanding the foregoing, if an event of default occurs and the event is attributable to MetLife, Inc.'s failure to pay interest or principal on the debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder's preferred securities as determined after the due date specified in the applicable series of debt securities.

                            DESCRIPTION OF GUARANTEES

         The following outlines some of the general terms and provisions of the guarantees. Further terms of the guarantees will be stated in the applicable prospectus supplement. The prospectus supplement will also indicate whether the general terms described in this section apply to those guarantees. The following description and any description of the guarantees in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the guarantee agreements, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

         MetLife, Inc. will execute and deliver the guarantees for the benefit of the holders of the trust preferred securities. Each guarantee will be held by the guarantee trustee for the benefit of holders of the trust preferred securities to which it relates.

         Each guarantee will be qualified as an indenture under the Trust Indenture Act. J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.) will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

GENERAL

         Pursuant to each guarantee, MetLife, Inc. will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the related trust preferred securities, the following guarantee payments, to the extent these guarantee payments are not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that MetLife, Inc. may have or assert against any person:

         - any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but if and only if and to the extent that the trust has funds legally and immediately available to make those payments;

         - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any trust preferred securities called for redemption by the trust, but if and only to the extent the trust has funds legally and immediately available to make that payment; and

         - upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of debt securities to the holders of trust preferred securities of the trust, the lesser of:

         - the total of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the date of payment, to the extent the trust has funds legally and immediately available to make that payment; and

         - the amount of assets of the trust remaining available for distribution to holders of trust preferred securities of the trust in liquidation of the trust.

         MetLife, Inc. may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the related trust preferred securities or by causing the related trust to pay such amounts to such holders.

         Each guarantee will constitute a guarantee of payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities. The guarantees will not apply to the payment of distributions and other payments on the trust preferred securities when the related trust does not have sufficient funds legally and immediately available to make the distributions or other payments. If MetLife, Inc. does not make interest payments on the debt securities purchased by a trust, such trust will not pay distributions on the preferred securities issued by such trust and will not have funds available therefor. The guarantee, when taken together with MetLife, Inc.'s obligations under the debt securities, the Indentures, and the declarations of trust will provide a full and unconditional guarantee by MetLife, Inc. of payments due on the trust preferred securities.

         MetLife, Inc. will also agree separately, through the guarantees of the common securities, to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees of the preferred securities. However, upon an event of default under the Indentures, holders of preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

SUBORDINATION

         MetLife, Inc.'s obligation under each guarantee to make the guarantee payments will be an unsecured obligation of MetLife, Inc. and, if subordinated debt securities are issued to the applicable trust and unless otherwise noted in the prospectus supplement, will rank:

         - subordinate and junior in right of payment to all of MetLife, Inc.'s other liabilities, including the subordinated debt securities, except those obligations or liabilities ranking equal to or subordinate to the guarantees by their terms;

         - equally with any other securities, liabilities or obligations that may have equal ranking by their terms; and

         -        senior to all of MetLife, Inc.'s common stock.

         If subordinated debt securities are issued to the applicable trust, the terms of the trust preferred securities will provide that each holder of trust preferred securities, by accepting the trust preferred securities, agrees to the subordination provisions and other terms of the guarantee related to subordination.

         Each guarantee will constitute a guarantee of payment and not of collection. This means that the holder of trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

         Each guarantee will be unsecured and, because MetLife, Inc. is principally a holding company, will be effectively subordinated to all existing and future liabilities of MetLife, Inc.'s subsidiaries, including liabilities under contracts of insurance and annuities written by MetLife, Inc.'s insurance subsidiaries. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by MetLife, Inc.

AMENDMENTS AND ASSIGNMENT

         For any changes that materially and adversely affect the rights of holders of the related trust preferred securities, each guarantee may be amended only if there is prior approval of the holders of more than 50% in liquidation amount of the outstanding trust preferred securities issued by the applicable trust. All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of MetLife, Inc. and will inure to the benefit of the holders of the related trust preferred securities of the applicable trust then outstanding.

TERMINATION

         Each guarantee will terminate and will have no further force and effect as to the related trust preferred securities upon:

         - distribution of debt securities to the holders of all trust preferred securities of the applicable trust; or

         - full payment of the amounts payable upon liquidation of the applicable trust.

         Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid with respect to the trust preferred securities or under the guarantee.

EVENTS OF DEFAULT

         Each guarantee provides that an event of default under a guarantee occurs upon MetLife, Inc.'s failure to perform any of its obligations under the applicable guarantee.

         The holders of a majority or more in liquidation amount of the trust preferred securities to which any guarantee relates may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or may direct the exercise of any trust or power conferred upon the guarantee trustee in respect of the guarantee.

         If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against MetLife, Inc. to enforce the holder's rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         Furthermore, if MetLife, Inc. fails to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against MetLife, Inc. for enforcement of the preferred securities guarantee for such payment.

         The holders of a majority or more in liquidation amount of trust preferred securities of any series may, by vote, on behalf of the holders of all the trust preferred securities of the series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         Prior to an event of default with respect to any guarantee and after the curing or waiving of all events of default with respect to the guarantee, the guarantee trustee may perform only the duties that are specifically set forth in the guarantee.

         Once a guarantee event of default has occurred and is continuing, the guarantee trustee is to exercise, with respect to the holder of the trust preferred securities of the series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities which may be incurred by the guarantee trustee by a holder of the related trust preferred securities, the guarantee trustee is not required to exercise any of its powers under any guarantee at the request of the holder. Additionally, the guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that it is not assured repayment or adequate indemnity.

         The guarantee trustee is J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), which is one of a number of banks and trust companies with which MetLife, Inc. and its subsidiaries maintain ordinary banking and trust relationships.

GOVERNING LAW

         Each guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

                              PLAN OF DISTRIBUTION

         MetLife, Inc. may sell the securities being offered hereby in one or more of the following ways from time to time:

         - to underwriters or dealers for resale to the public or to institutional investors;

         -        directly to institutional investors; or

         -        through agents to the public or to institutional investors.

         The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

         -        the name or names of any underwriters or agents;

         - the purchase price of the securities and the proceeds to be received by MetLife, Inc. or the applicable trust from the sale;

         - any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

         -        any initial public offering price;

         - any discounts or concessions allowed or reallowed or paid to dealers; and

         -        any securities exchange on which the securities may be listed.

         If MetLife, Inc. or the trusts use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

         -        negotiated transactions;

         - at a fixed public offering price or prices, which may be changed;

         -        at market prices prevailing at the time of sale;

         -        at prices related to prevailing market prices; or

         -        at negotiated prices.

         The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for MetLife, Inc. or the trusts. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with MetLife, Inc. or the trusts and its compensation.

         Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

         If MetLife, Inc. sells the securities directly or through agents designated by it, MetLife, Inc. will identify any agent involved in the offering and sale of the securities and will list any commissions payable by MetLife, Inc. to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

         MetLife, Inc. may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. MetLife, Inc. will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which may such authorized offers may be solicited include:

         -        Commercial and savings banks;

         -        Insurance companies;

         -        Pension funds;

         -        Investment companies;

         -        Educational and charitable institutions; and

         -        Such other institutions as MetLife, Inc. may approve.

         Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with MetLife, Inc. and/or the applicable trust, or both, to indemnification by MetLife, Inc. against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for MetLife, Inc., any trust and/or MetLife, Inc.'s affiliates in the ordinary course of business.

         Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by MetLife, Inc. or any trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

         Any offering of trust preferred securities will be made in compliance with Rule 2810 of the NASD Conduct Rules.

                                 LEGAL OPINIONS

         Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for MetLife, Inc. by Richard S. Collins, Chief Counsel - General Corporate, of MetLife, Inc. Mr. Collins is paid a salary by the Company, is a participant in various employee benefit plans offered by the Company to employees generally and has options to purchase shares of MetLife, Inc. common stock. Certain matters of Delaware law relating to the validity of the trust preferred securities of MetLife Capital Trust II and MetLife Capital Trust III will be passed upon for the trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel for the trusts.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference to MetLife, Inc.'s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration of the securities will be borne by the registrants. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee.............    $     404,500
Trustees' Fees and Expenses.....................................    $       5,000
Printing and Engraving Fees and Expenses........................    $      20,000
Accounting Fees and Expenses....................................    $      10,000
Legal Fees......................................................    $      10,000
Rating Agency Fees..............................................    $     508,500
Miscellaneous...................................................    $       5,000
Total...........................................................    $     963,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         MetLife, Inc.'s directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law and MetLife, Inc.'s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. Such indemnification covers all costs and expenses incurred by a director or officer in his capacity as such. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the board of directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and MetLife, Inc.'s Amended and Restated Certificate of Incorporation may under certain circumstances eliminate the liability of directors and officers in a stockholder or derivative proceeding.

         If the person involved is not a director or officer of MetLife, Inc., the board of directors may cause MetLife, Inc. to indemnify, to the same extent allowed for MetLife, Inc.'s directors and officers, such person who was or is a party to a proceeding by reason of the fact that he is or was MetLife, Inc.'s employee or agent, or is or was serving at MetLife, Inc.'s request as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

         MetLife, Inc. has in force and effect policies insuring its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

         Pursuant to the form of underwriting agreement filed as an exhibit to this registration statement, the underwriters will agree to indemnify directors and officers of MetLife, Inc. and persons controlling MetLife, Inc., within the meaning of the Securities Act of 1933, as amended, against certain liabilities that might arise out of or are based upon certain information furnished to MetLife, Inc. by any such underwriter.

         The forms of amended and restated declarations of trust of MetLife Capital Trust II and MetLife Capital Trust III provide that no trustee, affiliate of any trustee or any officers, directors, stockholders, members, partners, employees, representatives or agents of any trustee or any employee or agent of MetLife Capital Trust II or MetLife Capital Trust III or their affiliates, each referred to as an indemnified person, shall be liable, responsible or accountable in damages or otherwise to MetLife Capital Trust II or MetLife Capital Trust III or to any employee or agent of MetLife Capital Trust II or MetLife Capital Trust III or their affiliates or any officers, directors, stockholders, partners, members, employees, representatives or agents of MetLife, Inc. or its affiliates, or to any holders of trust securities of MetLife Capital Trust II or MetLife Capital Trust III for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of MetLife Capital Trust II or MetLife Capital Trust III and in a manner such indemnified person reasonably believed to be within the scope of the authority conferred on such indemnified person by the applicable declaration of trust or by law, except that an indemnified person shall be liable for any such loss, damage or claim incurred by reason of such indemnified person's gross negligence (or, in the case of the property trustee or Delaware trustee of MetLife Capital Trust II or MetLife Capital Trust III, negligence) or willful misconduct with respect to such acts or omissions. The forms of amended and restated declarations of trust also provide that, to the fullest extent permitted by applicable law, MetLife, Inc. shall indemnify and hold harmless each indemnified person from and against any loss, damage or claim incurred by such indemnified person by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of MetLife Capital Trust II or MetLife Capital Trust III and in a manner such indemnified person reasonably believed to be in or not opposed to the best interests of MetLife Capital Trust II or MetLife Capital Trust III, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnified person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such indemnified person by reason of gross negligence (or, in the case of the property trustee or Delaware trustee of MetLife Capital Trust II or MetLife Capital Trust III, negligence) or willful misconduct with respect to such acts or omissions. Each form of amended and restated declaration of trust further provides that to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an indemnified person in defending any claim, demand, action, suit, or the final disposition of such claim, demand, action, suit or proceedings shall, from time to time, be advanced by MetLife, Inc. prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by MetLife, Inc. of an undertaking by or on behalf of the indemnified person to repay such amount if it shall be determined that the indemnified person is not entitled to be indemnified pursuant to the applicable declaration of trust.

ITEM 16. LIST OF EXHIBITS.

         The Exhibits to this registration statement are listed in the Index to Exhibits on page II-8.

ITEM 17. UNDERTAKINGS.

         The undersigned registrants hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of MetLife, Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrants hereby undertake that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrants hereby undertake to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 4, 2004.


                                     METLIFE, INC.


                                     By: /s/ Anthony J. Williamson
                                        ---------------------------
                                     Name: Anthony J. Williamson
                                     Title: Senior Vice-President and Treasurer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                    TITLE                        DATE
              ---------                                    -----                        ----
                  *                         Chairman of the Board, President
______________________________________      and Chief Executive Officer              March 4, 2004
         Robert H. Benmosche                (Principal Executive Officer)

                  *
______________________________________      Director                                 March 4, 2004
          Curtis H. Barnette

                  *
______________________________________      Director                                 March 4, 2004
           John C. Danforth

                  *
______________________________________      Director                                 March 4, 2004
          Burton A. Dole, Jr.


______________________________________      Director
          Cheryl W. Grise


                  *
______________________________________      Director               March 4, 2004
          James R. Houghton

                  *
______________________________________      Director               March 4, 2004
            Harry P. Kamen

                  *
______________________________________      Director               March 4, 2004
           Helene L. Kaplan

                  *
______________________________________      Director               March 4, 2004
            John M. Keane

                  *
______________________________________      Director               March 4, 2004
         Catherine R. Kinney

                  *
______________________________________      Director               March 4, 2004
         Charles M. Leighton

                  *
______________________________________      Director               March 4, 2004
          Sylvia M. Mathews

                  *
______________________________________      Vice Chairman          March 4, 2004
          Stewart G. Nagler                  of the Board


______________________________________      Director
         John J. Phelan, Jr.

                  *
____________________________________        Director               March 4, 2004
            Hugh B. Price

                  *
______________________________________      Director               March 4, 2004
         Kenton J. Sicchitano

                  *
______________________________________      Director               March 4, 2004
        William C. Steere, Jr.

                  *
--------------------------------------      Executive              March 4, 2004
           William J. Wheeler               Vice-President and
                                            Chief Financial Officer
                                            (Principal Financial Officer)

                                            Senior Vice-President, Finance
                                            Operations and Chief Accounting
                  *                         Officer
--------------------------------------      (Principal Accounting Officer)              March 4, 2004
       Joseph J. Prochaska, Jr.


*By: /s/ Anthony J. Williamson
--------------------------------------
        Anthony J. Williamson
        Attorney-in-fact


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 4, 2004.


                                     METLIFE CAPITAL TRUST II

                                     By: MetLife, Inc.,
                                     as sponsor

                                     /s/ Anthony J. Williamson
                                     ----------------------------------
                                     Name: Anthony J. Williamson
                                     Title: Senior Vice-President and Treasurer

                                     METLIFE CAPITAL TRUST III

                                     By: MetLife, Inc.,
                                     as sponsor

                                     /s/ Anthony J. Williamson
                                     ----------------------------------
                                     Name: Anthony J. Williamson
                                     Title: Senior Vice-President and Treasurer

                                  EXHIBIT INDEX

EXHIBIT                                                                                                                     PAGE
  NO.                                                         DESCRIPTION                                                    NO.
  ---                                                         -----------                                                    ---
  1.1      --    Form of Underwriting Agreement* (Any selling agency or distribution agreement with any agent will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference)...............

  2.1      --    Plan of Reorganization (Incorporated by reference to Exhibit 2.1 to MetLife, Inc.'s Registration
                 Statement on Form S-1 (No. 333-91517) (the "S-1 Registration Statement"))...............................

  2.2      --    Amendment to Plan of Reorganization dated as of March 9, 2000 (Incorporated by reference to Exhibit 2.2 to the S-1 Registration Statement)......................................................................

  4.1(a)   --    Indenture dated as of November 9, 2001 between MetLife, Inc. and Bank One Trust Company, N.A.
                 (predecessor to J.P. Morgan Trust Company, National Association) relating to Senior Debt Securities
                 (Incorporated by reference to Exhibit 4.1 to MetLife, Inc.'s Current Report on Form 8-K dated November
                 28, 2001)...............................................................................................

  4.1(b)   --    Form of Indenture for Senior Debt Securities between MetLife, Inc. and one or more banking institutions to be qualified as Trustee pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939
                 (Incorporated by reference to Exhibit 4.1(a), except for the name of the trustee).......................

  4.2(a)   --    Form of Indenture between MetLife, Inc. and J.P. Morgan Trust Company, National Association (as
                 successor to Bank One Trust Company, N.A.) relating to Subordinated Debt Securities (Incorporated by reference to Exhibit 4.2 to MetLife, Inc.'s, MetLife Capital Trust II's and MetLife Capital Trust III's
                 Registration Statement on Form S-3 (Nos. 333-61282, 333-61282-01 and 333-61282-02) (the "S-3
                 Registration Statement")................................................................................

  4.2(b)   --    Form of Indenture for Subordinated Debt Securities between MetLife, Inc. and one or more banking institutions to be qualified as Trustee pursuant to Section 305(b)(2) of the Trust Indenture Act of
                 1939 (Incorporated by reference to Exhibit 4.2(a), except for the name of the trustee)..................

  4.3      --    Certificate of Trust of MetLife Capital Trust II (Incorporated by reference to Exhibit 4.6 to the S-3
                 Registration Statement).................................................................................

  4.4      --    Certificate of Trust of MetLife Capital Trust III (Incorporated by reference to Exhibit 4.7 to the S-3
                 Registration Statement).................................................................................

  4.5      --    Certificate of Amendment to Certificate of Trust of MetLife Capital Trust II+...........................

  4.6      --    Certificate of Amendment to Certificate of Trust of MetLife Capital Trust III+..........................

  4.7      --    Declaration of Trust of MetLife Capital Trust II (Incorporated by reference to Exhibit 4.8 to the S-3
                 Registration Statement).................................................................................

  4.8      --    Declaration of Trust of MetLife Capital Trust III (Incorporated by reference to Exhibit 4.9 to the S-3
                 Registration Statement).................................................................................

  4.9      --    Removal and Appointment of Trustees of MetLife Capital Trust II+........................................

  4.10     --    Removal and Appointment of Trustees of MetLife Capital Trust III+.......................................

  4.11     --    Form of Amended and Restated Declaration of Trust of MetLife Capital Trust II (Incorporated by
                 reference to Exhibit 4.10 to the S-3 Registration Statement)............................................

  4.12     --    Form of Amended and Restated Declaration of Trust of MetLife Capital Trust III (Incorporated by
                 reference to Exhibit 4.11 to the S-3 Registration Statement)............................................

  4.13     --    Form of Trust Preferred Security Certificate of MetLife Capital Trust II (Included in Exhibit 4.11
                 incorporated by reference to Exhibit 4.10 to the S-3 Registration Statement)............................

  4.14     --    Form of Trust Preferred Security Certificate of MetLife Capital Trust III (Included in Exhibit 4.12
                 incorporated by reference to Exhibit 4.11 to the S-3 Registration Statement)............................

  4.15     --    Form of Trust Preferred Securities Guarantee Agreement for MetLife Capital Trust II (Incorporated by
                 reference to Exhibit 4.14 to the S-3 Registration Statement)............................................

  4.16     --    Form of Trust Preferred Securities Guarantee Agreement for MetLife Capital Trust III (Incorporated by
                 reference to Exhibit 4.15 to the S-3 Registration Statement)............................................

  4.17     --    Form of Common Securities Guarantee Agreement for MetLife Capital Trust II (Incorporated by reference to Exhibit 4.16 to the S-3 Registration Statement)......................................................

  4.18     --    Form of Common Securities Guarantee Agreement for MetLife Capital Trust III (Incorporated by reference to Exhibit 4.17 to the S-3 Registration Statement)......................................................

  4.19     --    Form of Certificate for Common Stock, par value $0.01 per share (Incorporated by reference to Exhibit
                 4.1 to the S-1 Registration Statement)..................................................................

  4.20     --    Rights Agreement dated as of April 4, 2000 between MetLife, Inc. and ChaseMellon Shareholder Services,
                 L.L.C. (Incorporated by reference to Exhibit 10.6 to the 2000 Annual Report)............................

  4.21     --    Form of Certificate of Designation (Included as Exhibit A of Exhibit 4.20)..............................

  4.22     --    Form of Right Certificate (Included as Exhibit B of Exhibit 4.20).......................................

  4.23     --    Form of Warrant Agreement*..............................................................................

  4.24     --    Form of Deposit Agreement*..............................................................................

  4.25     --    Form of Depositary Receipt (included in Exhibit 4.24)*..................................................

  4.26     --    Form of Purchase Contract Agreement*....................................................................

  4.27     --    Form of Pledge Agreement*...............................................................................

  4.28     --    Form of Unit Agreement*.................................................................................

  5.1      --    Opinion of Richard S. Collins, Esq.+.....................................................................

  5.2      --    Opinion of Richards, Layton & Finger, P.A. with respect to MetLife Capital Trust II+....................

  5.3      --    Opinion of Richards, Layton & Finger, P.A. with respect to MetLife Capital Trust III+...................

  12.1     --    Statement re: Computation of Ratios of Earnings to Fixed Charges+.......................................

  23.1     --    Consent of Deloitte & Touche LLP........................................................................

  23.2     --    Consent of Richard S. Collins, Esq. (Included in Exhibit 5.1)...........................................

  23.3     --    Consent of Richards, Layton & Finger, P.A. (Included in Exhibit 5.2)....................................

  23.4     --    Consent of Richards, Layton & Finger, P.A. (Included in Exhibit 5.3)....................................

  24.1     --    Powers of Attorney (Included on signature page of this Registration Statement)..........................

  25.1     --    Statement of Eligibility on Form T-1 of J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), Trustee under the Senior Indenture, the Subordinated Indenture, the
                 MetLife Capital Trust II Trust Preferred Securities Guarantee of MetLife, Inc. and the MetLife Capital
                 Trust III Trust Preferred Securities Guarantee of MetLife, Inc.+........................................

  25.2     --    Statement of Eligibility on Form T-1 of J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), Trustee under the Declaration of Trust and the Amended and Restated
                 Declaration of Trust of MetLife Capital Trust II+.......................................................


  25.3     --    Statement of Eligibility on Form T-1 of J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), Trustee under the Declaration of Trust and the Amended and Restated
                 Declaration of Trust of MetLife Capital Trust III+......................................................


-----------


+Previously filed.


*Indicates document to be filed as an exhibit to a Current Report on Form 8-K or Quarterly Report on Form 10-Q pursuant to Item 601 of Regulation S-K and incorporated herein by reference.